EXHIBIT 99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Dennis Waite	Leslie Loyet	Cindy Martin
VP & CFO	General Inquiries	Analyst Inquiries	Media Inquiries
(605) 336-2750	(708) 246-6265	(312) 640-6672	(312) 640-6741

SIC Codes: 3672, 3081, 3829

FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 19, 2004

RAVEN INDUSTRIES REPORTS RECORD 2ND-QUARTER PROFITS
EPS 40 cents vs. 34 cents

SIOUX FALLS, SD—August 19, 2004—Bolstered by strong results in three of its four operating units, Raven Industries, Inc. (RAVN: NasdaqNM) today announced results for its second quarter and first half ended July 31, 2004. Net income for the second quarter climbed 15 percent to a record $3.6 million from $3.2 million, or 40 cents per share, vs. the year-earlier’s 34 cents. Total sales for the industrial manufacturer’s second quarter rose three percent to $37.1 million.

For the first half of its fiscal year, Raven reported that net earnings increased 23 percent to $9.1 million from $7.3 million, or a record 98 cents per share vs. 79 cents per share in the first six months of the previous fiscal year. Total sales for the first half were up three percent to $75.5 million.

“Our second quarter was budgeted to be our toughest, with earnings projected to be flat or slightly down,” Raven President and CEO Ronald M. Moquist said. “But we were able to do much better than that, as three of our four operations performed beautifully. We could have done even better except for the weak performance of our Electronic Systems Division (ESD). I’m disappointed with the slippage in ESD, but it demonstrates Raven’s strength, in that we had good results in a tough quarter even with one of our operations substantially down.”

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Raven Industries, Inc.
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Segment Performance

Raven’s Engineered Films Division (EFD) turned in a “strong performance” for the second quarter, CEO Moquist said. Sales rose 19 percent from a year ago to $12.0 million while operating income jumped 23 percent to $3.2 million from $2.6 million. Sales to the manufacturing housing sector were up after a depressed level during the past four years, Moquist noted, and the company also experienced higher sales in pit liners for the oil-drilling industry. For the first six months of the fiscal year, sales were up 12 percent to $22.4 million while operating income increased 17 percent to $6.2 million. “ We were able to maintain profit margins in spite of rising raw material costs,” Moquist noted.

Flow Controls Division (FCD) typically reaches its seasonal low point in the second quarter. Sales fell to an expected level of $7.2 million from $9.0 million. Operating income, however, climbed 39 percent to $1.8 million buoyed mainly by higher overall margins. Sales and margin comparisons were significantly affected by the loss of $3.9 million of shipments, from a special order of lower-margin chemical-injection systems, which were part of last year’s second quarter. For the first half, sales totaled $20.4 million, down $375,000 from the first six months of the previous year. Shipments under the special order for chemical-injection systems totaled $6.0 million in the first six months of last year. Operating income rose 41 percent to $6.9 million for the first half. The division’s new products continued to be well accepted in the market.

Electronics Systems Division (ESD) experienced what Moquist labeled “a disappointing quarter” with sales up less than one percent to $11.7 million while operating profit was down 52 percent to $773,000. The division struggled with start-up problems with a new customer and continuing material supplier issues. As a result, shipments were delayed and inventory levels increased substantially, management noted. For the first half, sales of $20.8 million were down four percent and operating income of $1.5 million was 46 percent lower than one year earlier. “These issues have negatively impacted production efficiencies,” Moquist added. “The biggest challenge facing any electronics manufacturing services provider is to execute a disciplined and efficient strategy. Both division and corporate management are focused on regaining profit margins and momentum in the third quarter.”

Aerostar sales in the second quarter climbed 15 percent to $6.1 million while operating income jumped 30 percent to $1.3 million from $1.0 million a year earlier. For the first six months of the year, sales rose 13 percent to $11.8 million and operating income increased 56 percent to $2.6 million. Improved efficiencies in military cargo parachute production contributed to the margin improvement. Aerostar also delivered on some additional smaller contracts for parachute retrofits for military personnel during the quarter. “We continue to look for new orders in the coming fiscal year to support this recently revitalized operation,” Moquist commented.

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Cash Flow and Balance Sheet

Cash and short-term investments reached $11.3 million at July 31, 2004, despite a payout of $11.3 million in a special cash dividend on May 20, 2004. Compared to July 31, 2003, inventory levels were up $5.3 million due primarily to higher levels in ESD. Accounts receivable levels, impacted by the timing of sales during the quarter, were up $3.1 million. Six-month cash flows from operating activities of $9.0 million were down from the $14.7 million for the first six months of the prior year as a result of these higher working capital requirements.

Expectations for the Second Half and Year

CEO Moquist said that despite the current problems in the company’s Electronic Systems Division, the full-year outlook continued to appear strong and that production problems will be ironed out in the third quarter. “We believe the positive trends set in the first half will continue to help drive sales and earnings growth through the second half of this year.”

Forward Looking Statement

The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements. Certain information included in this Press Release and other materials filed or to be filed by the company with the Securities and Exchange Commission (as well as information included in statements made or to be made by the company) contains statements that are forward-looking. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, material availability, technology or relationships with the company’s largest customers, any of which could adversely impact any of the company’s product lines. The foregoing list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

On the Internet, information is available at www.ravenind.com, the company’s website.

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RAVEN INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2004	2003	Change	2004	2003	Change
Net sales	$37,077	$36,110	3%	$75,485	$73,052	3%
Cost of goods sold	28,318	28,299		55,048	55,804

Gross profit	8,759	7,811	12%	20,437	17,248	18%
Selling, general, and administrative expenses	3,108	2,766		6,335	5,668
Loss on sale of businesses and assets	—	108		—	99

Operating income	5,651	4,937	14%	14,102	11,481	23%
Other income	(26)	(39)		(50)	(51)

Income before income taxes	5,677	4,976	14%	14,152	11,532	23%
Income taxes	2,035	1,813		5,095	4,186

Net income	$3,642	$3,163	15%	$9,057	$7,346	23%

Net income per common share:
-basic	$0.40	$0.35	14%	$1.00	$0.81	23%
-diluted	$0.40	$0.34	18%	$0.98	$0.79	24%
Weighted average common shares outstanding:
-basic	9,048	9,037	0%	9,043	9,055	0%
-diluted	9,212	9,233	0%	9,213	9,246	0%

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT (1)
(In thousands) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2004	2003	Change	2004	2003	Change
Net Sales:
Flow Controls	$7,233	$9,044	(20)%	$20,430	$20,805	(2)%
Engineered Films	11,995	10,067	19%	22,408	20,068	12%
Electronic Systems	11,743	11,676	1%	20,825	21,729	(4)%
Aerostar	6,106	5,323	15%	11,822	10,450	13%

Total Company	$37,077	$36,110	3%	$75,485	$73,052	3%

Operating Income (Loss):
Flow Controls	$1,784	$1,286	39%	$6,895	$4,905	41%
Engineered Films	3,190	2,595	23%	6,176	5,287	17%
Electronic Systems	773	1,625	(52)%	1,475	2,722	(46)%
Aerostar	1,326	1,020	30%	2,554	1,639	56%
Sold Businesses	—	(260)		—	(280)

Total Segment Income	7,073	6,266		17,100	14,273
Corporate Expenses	(1,422)	(1,329)	(7)%	(2,998)	(2,792)	(7)%

Total Company	$5,651	$4,937	14%	$14,102	$11,481	23%

(1) The company’s high-altitude research balloon operation, formerly in the Engineered Films segment, is included with Aerostar results as a result of a change in the company’s organizational structure. Prior year results have been reclassified to reflect this change.

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	July 31,	January 31,	July 31,
	2004	2004	2003
ASSETS
Cash, cash equivalents and short-term investments	$11,327	$18,442	$19,902
Accounts receivable, net	16,821	18,454	13,752
Inventories	21,008	16,763	15,734
Prepaid expenses and other current assets	1,888	2,051	2,289

Total current assets	51,044	55,710	51,677
Property, plant and equipment, net	16,031	15,950	15,405
Other assets, net	7,608	7,848	6,955

	$74,683	$79,508	$74,037

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$73	$72	$112
Accounts payable	4,762	3,666	2,420
Accrued and other liabilities	7,091	8,157	7,398

Total current liabilities	11,926	11,895	9,930
Long-term debt, less current portion	20	57	98
Other liabilities	1,344	1,085	1,440
Stockholders’ equity	61,393	66,471	62,569

	$74,683	$79,508	$74,037

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(In thousands) (Unaudited)

	Six Months Ended July 31
	2004	2003
Cash flows from operating activities
Net income	$9,057	$7,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,975	2,167
Deferred income taxes	60	117
Other operating activities, net	(2,084)	5,090

Net cash provided by operating activities	9,008	14,720

Cash flows from investing activities
Capital expenditures	(1,805)	(908)
Other investing activities, net	(20)	17

Net cash used in investing activities	(1,825)	(891)

Cash flows from financing activities
Dividends paid	(13,314)	(1,450)
Purchase of treasury stock	(1,059)	(1,693)
Long-term debt principal payments	(36)	(60)
Other financing activities, net	111	59

Net cash used in financing activities	(14,298)	(3,144)

Net increase (decrease) in cash and cash equivalents	(7,115)	10,685
Cash and cash equivalents at beginning of period	14,442	5,217

Cash and cash equivalents at end of period	7,327	15,902
Short-term investments	4,000	4,000

Cash, cash equivalents and short-term investments	$11,327	$19,902